Exhibit 99.1

GrafTech Reports Third Quarter 2009 Results

PARMA, Ohio--(BUSINESS WIRE)--October 29, 2009--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the third quarter ended September 30, 2009.

2009 Third Quarter Highlights (Q3 2009 as compared to Q2 2009)

  Net sales increased five percent to $165 million over the second quarter of 2009.
  Gross profit was $47 million, an increase of $1 million versus the second quarter of 2009.
  Operating income increased 29 percent to $25 million. Operating income margin expanded nearly three percentage points to 15.2 percent.
  Net income was $7 million, or $0.06 per diluted share, versus net loss of $37 million, or $0.31 per diluted share, in the second quarter of 2009.
  On an operating basis, net income before special items* was $18 million, or $0.15 per diluted share, as compared to $15 million, or $0.12 per diluted share, in the second quarter of 2009.
  Net cash provided by operating activities was $61 million, a $15 million improvement over operating cash flow generated in the second quarter of 2009. This solid cash flow performance allowed us to complete the early redemption of all remaining 10-year Senior Notes, originally issued in 2002, and reduce our net debt* to $4 million.
  As a result of stronger than expected third quarter results and anticipation of a solid fourth quarter, we are increasing 2009 annual operating income guidance by more than 25 percent.

2009 Third Quarter Highlights (Q3 2009 as compared to Q3 2008)

  Net sales were $165 million, versus $316 million in the third quarter of 2008, primarily the result of lower volumes associated with significantly reduced demand driven by the global economic recession.
  Gross profit declined to $47 million or 28.3 percent of sales, as compared to $114 million or 36.1 percent of sales in the third quarter of 2008. The reduction in gross profit percentage was largely the result of unfavorable fixed cost absorption associated with lower sales volumes and the flow-through of higher cost raw materials.
  Operating income was $25 million, versus $87 million in the third quarter of 2008. Operating income margin decreased to 15.2 percent of sales, from 27.5 percent in the same period in 2008.
  Net income was $7 million, or $0.06 per diluted share, versus net income of $83 million, or $0.70 per diluted share, in the third quarter of 2008.
  On an operating basis, net income before special items* was $18 million, or $0.15 per diluted share, as compared to $66 million, or $0.55 per diluted share, in the third quarter of 2008.
  Net cash provided by operating activities was $61 million, versus $67 million in the third quarter of 2008.
  Net debt* was $4 million, a reduction of $127 million year-over-year.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Our team continues to execute on productivity initiatives and remains focused on maximizing flow-through of sales dollars to bottom line results. On the cash flow front, this discipline has allowed us to remain cash flow positive in a very difficult operating environment. As a result, we exited the quarter virtually debt free. On the operating income front, we expect second half 2009 results to be approximately double the first half 2009 as a result of increased sales and continued tight cost control.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were $137 million in the 2009 third quarter, as compared to $266 million in the 2008 third quarter. Net sales in the quarter increased $7 million from $130 million in the 2009 second quarter, as a result of slightly higher graphite electrode sales volume and prices.

Operating income for the Industrial Materials segment was $24 million, versus $74 million in the third quarter 2008. The decline was primarily due to lower sales volume for graphite electrodes related to the sharp reduction in global steel operating rates and the flow-through of higher cost raw materials.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $28 million in the 2009 third quarter, as compared to $50 million in the 2008 third quarter. Net sales for the quarter were flat as compared to the second quarter 2009.

Operating income for the Engineered Solutions segment was $1 million, as compared to $13 million in the 2008 third quarter. The decrease was largely the result of lower sales volume across multiple product lines and an unfavorable product mix.

Corporate

Selling and administrative and research and development expenses declined $6 million to $21 million in the 2009 third quarter versus the same period last year. The reduction was largely due to approximately $3 million lower variable compensation expense in the third quarter 2009. The balance of the reduction is primarily related to successful execution of previously announced cost savings initiatives and effective resolution to various contingent liabilities.

Interest expense in the quarter was $1 million, versus $3 million in the third quarter 2008. The reduction was driven primarily by the Company’s successful deleveraging initiatives.

Mr. Shular commented, “In the third quarter, we completed the early redemption of the Senior Notes, which originally totaled $550 million and represented our most expensive debt. For the full year 2009, we expect to generate approximately $150 million of operating net cash. The improvement to our balance sheet was recognized by Standard & Poor’s, which has placed the Company’s corporate credit ratings on positive watch.”

Other expense, net, was $11 million in the 2009 third quarter, as compared to other income, net, of $17 million in the third quarter 2008. The change in the quarter is largely due to the foreign currency remeasurement of intercompany loans which generated a non-cash loss of approximately $10 million in the current quarter.

The effective income tax rate in the third quarter 2009, excluding special charges, was 24 percent, as compared to 21 percent in the 2008 third quarter. For the full year 2009, we continue to expect the effective tax rate to be in the range of 22 percent to 25 percent.

Outlook

Based on International Monetary Fund (IMF) projections and other economic forecasts, the global recession has begun to ease, driven by strength in Asian economies and unprecedented global government intervention. While stabilization has begun, steel end market demand remains far below pre-crisis levels and the pace of recovery is anticipated to be slow. As a result, steel producers continue to operate at low rates in order to match current market demand.

Third quarter results came in better than expected due to stronger than anticipated European steel operating rates as well as continued increases in steel operating rates in several geographies. As a result, we believe customers in various geographies have completed their graphite electrode destocking activities earlier than initially expected and began reordering in the third quarter. Accordingly, we are increasing our 2009 full year operating income guidance to reflect the improved third quarter performance and anticipation of a solid fourth quarter.

While the global economy remains fragile, we continue to expect an improvement in fourth quarter results as customers will have largely completed inventory destocking initiatives and continue restocking.

Given global economic conditions, which have been and may continue to be volatile and uncertain, GrafTech expects the following full year 2009 results:

  Operating income targeted to be in the range of $80 million to $85 million (previous guidance was $60 million to $70 million);
  The effective tax rate to be in the range of 22 percent to 25 percent;
  Capital expenditures to be approximately $50 million to $55 million;
  Depreciation expense to be in the range of $32 million to $34 million (previous guidance was approximately $35 million);
  Cash flow from operations targeted to be approximately $150 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern Time. The call will be webcast and available at www.graftech.com, in the investor relations section. A conference call will also be available. The dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. The rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 11 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our preliminary unaudited results for the third quarter ended September 30, 2009 and outlook for the 2009 fourth quarter and for 2009 as a whole; regional and global economic and industry market conditions, including our expectations concerning their impact on the markets we serve and, our profitability, operating income, cash flow, and liquidity; conditions and changes in the global financial and credit markets and their impact on us and our customers and suppliers; the impact of actions being taken to improve our cost competitiveness and liquidity; estimated future capital expenditures and their impact on product quality and efficiencies; changes in production capacity, inventories, or operating rates in our operations and our customers' operations or possible suspensions thereof; growth rates for, future prices and sales of, and demand for our products and our customers products; costs of materials and production, including anticipated changes therein; our position in markets we serve; investments and acquisitions that we have made or may make in the future; tax rates and the effects of jurisdictional mix and nonrecurring and other items; future operational and financial performance; strategic and growth plans; currency exchange and interest rates; financing activities including those with respect to our credit facilities which expire in July 2010, factoring and supply chain financing; stock repurchase plans; raw material and supply chain management; future sales, costs, working capital, revenues, business opportunities; operational and financial performance; and debt levels. We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our preliminary 2009 third quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; the adoption of government fiscal and monetary stimulus and stabilization plans that could significantly impact us and our industry; further downturns, production suspensions, or changes in steel and other markets we serve or that our customers serve that could result in additional loss of revenue, profitability, and cash flow; a protracted regional or global financial or economic crisis that could cause us not to achieve our growth and diversification plans or meet market expectations, or to lose market share; challenging economic conditions may lead to more intensified price competition and price or margin decreases; reductions in capacity or production by us and our customers; delays in customer destocking activities or failure of demand to increase thereafter; graphite electrode manufacturing capacity increases; differences between actual graphite electrode prices and spot or announced prices; changes in inventory management and utilization or in supply chain management; consolidation of steel producers; limitations on the amounts of or delays in the timing of our capital expenditures; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity or inadequacy in production lead times to meet growth in demand, if any; investments and acquisitions that we make or may make in the future, failure to successfully integrate into our business or the failure of such investments and acquisitions to provide the performance or returns expected; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings or litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, changes in labor relations; significant changes in the availability or cost of key and other raw materials, including petroleum based coke, or energy; changes in market prices of our securities, or other events that affect our financing and capital structure plans or limit our ability to obtain financing for working capital, growth, or other initiatives on acceptable terms; changes in interest or currency exchange rates or competitive conditions, including growth by producers in developing countries and the mix, distribution, and pricing of their products; inflation or deflation; changes in appropriation of or failure to satisfy conditions to government grants; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share data) (Unaudited)

	At December 31, 2008	At September 30, 2009
ASSETS	(as adjusted)
Current Assets:
Cash and cash equivalents	$11,664	$8,665
Accounts and notes receivable, net of allowance for doubtful accounts of $4,110 at December 31, 2008 and $5,061 at September 30, 2009	146,986	104,450
Inventories	290,397	251,802
Loan to non-consolidated affiliate	-	6,000
Prepaid expenses and other current assets	14,376	19,044
Total current assets	463,423	389,961

Property, plant and equipment	873,932	957,015
Less: accumulated depreciation	536,562	591,672
Net property, plant and equipment	337,370	365,343
Deferred income taxes	1,907	6,516
Goodwill	7,166	8,784
Other assets	12,887	12,089
Investment in non-consolidated affiliate	118,925	64,460
Restricted cash	1,451	2,450
Total assets	$943,129	$849,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,132	$41,248
Interest payable	953	7
Short-term debt	9,347	10,256
Accrued income and other taxes	34,861	33,134
Other accrued liabilities	140,330	64,814
Total current liabilities	240,623	149,459

Long-term debt:
Principal	50,328	2,145
Fair value adjustments for hedge instruments	191	-
Unamoritized premium (discount)	38	(651)
Total long-term debt	50,557	1,494
Other long-term obligations	118,272	121,723
Deferred income taxes	29,087	30,012

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized at December 31, 2008 and 225,000,000 authorized at September 30, 2009, 122,634,854 shares issued at December 31, 2008 and 123,945,414 shares issued at September 30, 2009	1,226	1,239
Additional paid-in capital	1,290,381	1,298,108
Accumulated other comprehensive loss	(355,960)	(299,557)
Accumulated deficit	(317,752)	(339,510)
Less: cost of common stock held in treasury, 3,974,345 shares at December 31, 2008 and September 30, 2009	(112,511)	(112,511)
Less: common stock held in employee benefit and compensation trusts, 55,728 shares at December 31, 2008 and 69,661 shares at September 30, 2009	(794)	(854)
Total stockholders’ equity	504,590	546,915
Total liabilities and stockholders’ equity	$943,129	$849,603

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2009	2008	2009
	(as adjusted)		(as adjusted)

Net sales	$315,748	$164,879	$925,288	$456,679
Cost of sales	201,795	118,226	588,884	332,244
Gross profit	113,953	46,653	336,404	124,435

Research and development	2,479	2,871	6,579	8,048
Selling and administrative expenses	24,754	18,589	71,033	63,319
Restructuring charges, net	7	120	349	88
Operating income	86,713	25,073	258,443	52,980

Equity in losses and write-down of investment in non-consolidated affiliate	-	953	-	54,343
Other (income) expense, net	(16,919)	10,710	7,035	8,446
Interest expense	3,427	1,168	16,859	4,236
Interest income	(204)	(251)	(782)	(552)

Income (loss) before provision for income taxes	100,409	12,493	235,331	(13,493)
Provision for (benefit from) income taxes	17,009	5,629	69,392	8,265
Net income (loss)	$83,400	$6,864	$165,939	$(21,758)

Basic income (loss) per common share:
Net income (loss) per share	$0.70	$0.06	$1.52	$(0.18)
Weighted average common shares outstanding	118,764	119,928	109,063	119,596

Diluted earnings (loss) per common share:
Net income (loss) per share	$0.70	$0.06	$1.45	$(0.18)
Weighted average common shares outstanding	119,965	120,716	118,920	119,596

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2009	2008	2009
	(as adjusted)		(as adjusted)
Cash flow from operating activities:
Net income (loss)	$83,400	$6,864	$165,939	$(21,758)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	9,332	7,703	26,748	23,905
Deferred income taxes	(880)	(11,677)	10,212	(10,829)
Equity in losses and write-down of investment in non-consolidated affiliate	-	953	-	54,343

Gain on redemption of debentures	-	-	(4,060)	-
Currency (gains) losses	(22,065)	8,817	(7,752)	5,135
Post retirement and pension plan changes	5,098	1,290	6,679	6,688
Stock based compensation, including incentive compensation paid in company stock	1,488	999	3,861	5,957
Interest expense	519	380	7,488	1,040
Other (credits) charges, net	(9,915)	2,067	(7,298)	14,666
Dividends from non-consolidated affiliate	-	-	-	122
(Increase) decrease in working capital[1]	5,442	44,290	(29,560)	47,693
Long-term assets and liabilities	(5,501)	(414)	(2,978)	(5,259)
Net cash provided by operating activities	66,918	61,272	169,279	121,703

Cash flow from investing activities:
Capital expenditures	(20,056)	(10,580)	(47,610)	(40,544)
Proceeds from derivative instruments	87	170	311	433
Investment in and loan to non-consolidated affiliate	(1,779)	(6,000)	(136,390)	(6,000)
Proceeds from sale of assets	301	43	319	112
Change in restricted cash	257	(980)	91	(999)
Net cash used in investing activities	(21,190)	(17,347)	(183,279)	(46,998)

Cash flow from financing activities:
Short-term debt borrowings, net	(3,368)	(1,756)	11,625	773
Revolving Facility borrowings	25,036	10,000	180,661	124,715
Revolving Facility reductions	(67)	(43,231)	(70,877)	(155,231)
Long-term debt additions	-	1,837	-	1,837
Long-term debt reductions	(54,910)	(19,906)	(179,418)	(20,035)
Excess tax benefit from stock-based compensation	2,137	-	14,273	10
Supply chain financing	-	-	-	(30,115)
Long-term financing obligations	(296)	(279)	(296)	(815)
Purchase of treasury shares	(15,927)	-	(21,250)	-
Proceeds from exercise of stock options	595	32	36,910	89
Net cash provided by (used in) financing activities	(46,800)	(53,303)	(28,372)	(78,772)

Net increase (decrease) in cash and cash equivalents	(1,072)	(9,378)	(42,372)	(4,067)
Effect of exchange rate changes on cash and cash equivalents	(1,359)	414	(1,237)	1,068
Cash and cash equivalents at beginning of period	13,563	17,629	54,741	11,664
Cash and cash equivalents at end of period	$11,132	$8,665	$11,132	$8,665

[1]Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(12,410)	$(9,506)	$(60,596)	$64,187
Effect of factoring on accounts receivable	323	(175)	24,096	(15,993)
Inventories	(5,450)	32,352	(11,009)	62,819
Prepaid expenses and other current assets	241	245	(735)	(596)
Restructuring payments	(57)	(1)	(873)	(12)
Increase (decrease) in accounts payable and accruals	20,202	9,258	10,540	(62,672)
Increase in accrued income taxes	4,899	13,077	17,837	906
(Decrease) in interest payable	(2,306)	(960)	(8,820)	(946)
(Increase) decrease in working capital	$5,442	$44,290	$(29,560)	$47,693

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2009	2008	2009

Net sales:
Industrial Materials	$266,046	$136,721	$789,456	$371,076
Engineered Solutions	49,702	28,158	135,832	85,603
Net sales	$315,748	$164,879	$925,288	$456,679

Operating income:
Industrial Materials	$74,180	$23,828	$228,491	$46,986
Engineered Solutions	12,533	1,245	29,952	5,994
Operating income	$86,713	$25,073	$258,443	$52,980

Operating income margin:
Industrial Materials	27.9%	17.4%	28.9%	12.7%
Engineered Solutions	25.2%	4.4%	22.1%	7.0%
Operating income margin	27.5%	15.2%	27.9%	11.6%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SELECTED SECOND QUARTER 2009 DATA (Dollars in thousands) (Unaudited)

For the Three Months Ended June 30,
2009

Net Sales	$157,774
Industrial Materials Net Sales	$129,834
Engineered Solutions Net Sales	$27,940
Gross Profit	$45,688
Operating Income	$19,484
Net Income	$(37,091)
Net Income Before Special Items*	$14,778
Net Cash Provided by Operating Activities	$46,107

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands, except per share data) (Unaudited)

Net Income and Earnings per Share Reconciliation

	For the Three Months Ended September 30, 2008		For the Three Months Ended September 30, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$83,400	$0.70	$6,864	$0.06
Adjustments, net of tax, per diluted share
- Equity in losses of and write down of investment in non-consolidated affiliate	-	-	766	0.01
- Non-recurring tax adjustments	274	-	(1,253)	(0.02)
- Restructuring and Other (income) expense, net	(17,636)	(0.15)	12,085	0.10
Net Income before special items	$66,038	$0.55	$18,462	$0.15

	For the Nine Months Ended September 30, 2008		For the Nine Months Ended September 30, 2009
	Income	EPS Impact	Income	EPS Impact
Net Income	$165,939	$1.45	$(21,758)	$(0.18)
Adjustments, net of tax, per diluted share
- Equity in losses of and write down of investment in non-consolidated affiliate	-	-	46,953	0.39
- Non-recurring tax adjustments	902	0.01	2,662	0.02
- Accounting standards codification ACS 470-2	5,841	0.05	-	-
- Restructuring and Other (income) expense, net	10,928	0.09	10,208	0.09
Net Income before special items	$183,610	$1.60	$38,065	$0.32

For 2008, the non-GAAP earnings per diluted share includes 13.6 million shares underlying our previously outstanding contingently convertible debentures and excludes approximately $3 million (before and after tax) in the second quarter of 2008 and $6 million (before and after tax) through June 19, 2008 of contingently convertible debenture interest expense.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GrafTech’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

	At September 30, 2008	At December 31, 2008	At June 30, 2009	At September 30, 2009
Long-term debt	$130,577	$50,557	$53,712	$1,494
Short-term debt	11,982	9,347	12,019	10,256
Supply chain financing	-	30,115	-	-
Total debt	$142,559	$90,019	$65,731	$11,750

Less:
Fair value adjustments for hedge instruments	204	191	165	-
Unamortized premium (discount)	41	38	33	(651)
Cash and cash equivalents	11,132	11,664	17,629	8,665
Net Debt	$131,182	$78,126	$47,904	$3,736

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GrafTech also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GrafTech does not forecast the fair value adjustment for hedging instruments.

*Non-GAAP financial measures. See attached reconciliations.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, Manager, Investor Relations, 216-676-2000